Exhibit 99.1

Union Pacific Elects Teresa Finley to Board of Directors

FOR IMMEDIATE RELEASE

OMAHA, Neb., Feb. 4, 2022 – Union Pacific Corporation today announced Teresa Finley has been elected to the company’s board of directors, effective Feb. 4.

Finley served as Chief Marketing & Business Services Officer for United Parcel Service, Inc. (UPS) from 2015 to 2017. Her prior UPS roles included Treasurer and Vice President of Finance, Corporate Controller, CFO of UPS International and Vice President of Investor Relations, as well as leadership positions in UPS business units.

Following her retirement from UPS, Finley served as a Senior Advisor for Boston Consulting Group, a global management consulting firm, from 2019 through 2021.

“Teresa has a deep knowledge of transportation logistics following her more than 30-year career at UPS, and we are pleased to welcome her to the board,” said Lance Fritz, Union Pacific chairman, president and chief executive officer. “As Union Pacific works to provide our customers innovative supply chain solutions, Teresa’s expertise in priority growth strategies, product innovation, pricing, and finance will be invaluable.”

Finley also serves on the board of directors for TriMas Corporation, a global manufacturer and product provider for customers in the consumer products, aerospace and industrial end markets, as well as privately held Pilot Freight Services and Assurance America Corporation.

She earned a Bachelor of Science in Finance degree from Marquette University in Milwaukee, Wisconsin, and participated in several executive education programs through Harvard and Wharton.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

Union Pacific Media Contact: Kristen South at 402-544-3435 or kmsouth@up.com

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